Exhibit 99.1

Venaxis’ APPY1™ Test Passes Final Futility Analysis in Pivotal Clinical Study

CASTLE ROCK, Colo., September 26, 2013 — Venaxis, Inc. (Nasdaq: APPY), an in vitro diagnostic company focused on obtaining FDA clearance for and commercializing its CE Marked APPY1 Test, a rapid, multiple biomarker-based assay for identifying patients that are at low risk for appendicitis, today announced that the external Data and Safety Monitoring Board (DSMB) created as part of the Company’s pivotal clinical trial for the APPY1 Test has recommended continuation of the pivotal clinical trial, based upon completion of the second and final futility analysis included in the clinical trial design.

The futility analysis, which consisted of an independent review of the validity, integrity, and clinical and scientific relevance of the ongoing study, was performed on the first 1,061 patients to complete the study.  On July 15, 2013, Venaxis® announced that the study would continue following a previous futility analysis performed on the first 579 patients to complete the study.  The pivotal study will enroll a total of 2,000 evaluable patients, of which approximately 1,300 have been enrolled to date.  Venaxis is on track to complete enrollment as guided by the end of 2013.

Steve Lundy, President and CEO of Venaxis, stated, “Since initiating patient enrollment in our pivotal study earlier this year, we have focused significant effort on meeting our recruitment goals.  We’ve worked closely with our clinical sites and enhanced our approach along the way, and through those efforts we have been successful in ramping our enrollment rates efficiently.  Further encouraged by the DSMB’s final recommendation to complete the trial as designed, we continue to anticipate enrollment completion by the end of 2013, and subject to the clinical trial results, file for FDA clearance in the first quarter 2014.”

About Venaxis, Inc.
Venaxis, Inc. is an in vitro diagnostic company focused on the clinical development and commercialization of its CE Marked APPY1 Test, the Company’s rapid, protein biomarker-based assay for appendicitis.  This unique appendicitis test has projected high sensitivity and negative predictive value and is being developed to aid in the identification of patients at low risk for acute appendicitis, allowing for more conservative patient management.  The APPY1 Test is being developed initially for pediatric, adolescent and young adult patients with abdominal pain, as this population is at the highest risk for appendicitis and has the highest risk of long-term health effects associated with CT imaging.  While FDA clearance is being sought, an initial launch for the APPY1 Test is ongoing in select European countries.  For more information, visit www.venaxis.com.

Forward-Looking Statements
This press release includes "forward-looking statements" of Venaxis, Inc. (“Venaxis”) as defined by the Securities and Exchange Commission ("SEC"). All statements, other than statements of historical fact, included in this press release that address activities, events or developments that Venaxis believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors Venaxis believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Venaxis. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including our ability to successfully complete required product development and modifications in a timely and cost effective manner, complete clinical trial activities for the APPY1 Test required for FDA submission, obtain FDA clearance or approval, maintain CE Marking, cost effectively manufacture and generate revenues from the APPY1 Test at a profitable price point, execute agreements required to successfully advance the company's objectives, retain the management team to advance the products, overcome adverse changes in market conditions and the regulatory environment, obtain and enforce intellectual property rights, and realize value of intangible assets. Furthermore, Venaxis does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this press release should be considered in conjunction with the risk factors contained in Venaxis’ recent filings with the SEC, including its Form 10-Q for the quarter ended June 30, 2013.

Venaxis is a registered trademark and APPY1 is a trademark of Venaxis, Inc.

For Investors and Media:
Tiberend Strategic Advisors, Inc.

Joshua Drumm, PhD
jdrumm@tiberend.com; (212) 375-2664

Claire Sojda
csojda@tiberend.com; (212) 375-2686